                                                                    EXHIBIT 99.2
[GRAPHIC OMITTED]





                        Report of Independent Accountants


To American Express Travel Related Services Company, Inc. (the "Company"),
Servicer:

We have examined management's assertion, included in the accompanying "Report of Management Assertion Concerning Internal Control over Servicing of Securitized Credit Card Receivables", that the Company, as servicer of the American Express Credit Account Master Trust (the "Trust"), maintained effective internal control over servicing of securitized credit card receivables as of December 31, 2005, in compliance with the Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of April 16, 2004, and further amended and restated as of June 30, 2004 (First Amendment) and September 21, 2004 (Second Amendment), as supplemented by the 2000-1, 2000-2, 2000-3, 2000-4, 2000-5,
2001-1,  2001-2, 2001-3, 2001-4, 2001-5, 2001-6, 2001-7, 2002-1, 2002-2, 2002-3,
2002-4,  2002-5, 2002-6, 2003-1, 2003-2, 2003-3, 2003-4, 2004-1, 2004-2, 2004-3,
2004-4,  2004-5,  2005-1,  2005-2,  2005-3,  2005-4, 2005-5, 2005-6, 2005-7, and
2005-8  Series  Supplements  (the   "Agreement"),  based  on  the  criteria  for
effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). The Company's management is responsible for maintaining effective internal control over servicing of securitized credit card receivables. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of internal control over servicing of the securitized credit card receivables, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control over servicing of securitized credit card receivables to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion that the Company, as servicer of the Trust, maintained effective internal control over servicing of securitized credit card receivables as of December 31, 2005, in compliance with the Agreement, is fairly stated, in all material respects, based on the criteria for effective internal control established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.






/s/ PricewaterhouseCoopers LLP
New York, NY
March 13, 2006

         Report of Management Assertion Concerning Internal Control over
                Servicing of Securitized Credit Card Receivables



Management of American Express Travel Related Services Company, Inc. (the "Company"), as Servicer of the American Express Credit Account Master Trust (the "Trust"), is responsible for establishing and maintaining effective internal control over servicing of securitized credit card receivables, which is designed to provide reasonable assurance regarding the servicing of securitized credit card receivables in compliance with the Pooling and Servicing Agreement, dated as of May 16, 1996, as amended and restated as of April 16, 2004, and further amended and restated as of June 30, 2004 (First Amendment) and September 21, 2004 (Second Amendment) and as supplemented by the 2000-1, 2000-2, 2000-3, 2000-4, 2000-5, 2001-1, 2001-2, 2001-3, 2001-4, 2001-5, 2001-6, 2001-7, 2002-1,
2002-2,  2002-3, 2002-4, 2002-5, 2002-6, 2003-1, 2003-2, 2003-3, 2003-4, 2004-1,
2004-2,  2004-3, 2004-4, 2004-5, 2005-1, 2005-2, 2005-3, 2005-4, 2005-5, 2005-6,
2005-7 and 2005-8 Series Supplements (the "Agreement"). These control policies and procedures are designed to provide reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition. The internal control system contains self-monitoring mechanisms, and actions are taken to correct deficiencies as they are identified.

There are inherent limitations in any internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to servicing of securitized credit card receivables. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Management of the Company, as Servicer of the Trust, assessed its internal control over servicing of securitized credit card receivables as of December 31, 2005, in compliance with the Agreement, in relation to the criteria for effective internal control established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that the Company, as Servicer of the Trust, maintained effective internal control over servicing of securitized credit card receivables as of December 31, 2005, in compliance with the Agreement, based on the criteria for effective internal control established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.




March 13, 2006


/s/ Susanne L. Miller
---------------------
Susanne L. Miller
Vice President and Treasury Controller
American Express Travel Related Services Company, Inc.